Exhibit (a)(1)(vi)

Instructions for Withdrawal

of

Previously Tendered Common Shares of Beneficial Interest

of

The Korea Fund, Inc.

If you tendered to The Korea Fund, Inc., a Maryland corporation (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 12.5% of its outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 16, 2024 and the related Letter of Transmittal, and you wish to withdraw your tender of all or any of your Common Shares, please fill out the attached Notice of Withdrawal. If your Common Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Common Shares.

1. Withdrawal. If you have tendered your Common Shares pursuant to the Offer, you may withdraw your Common Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Common Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Shares.

2. Delivery of Notice of Withdrawal. Equiniti Trust Company LLC (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on September 16, 2024 (the “Expiration Date”), which is the expiration date of the Offer. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Common Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Shares on or before the Expiration Date. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Shares.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of Common Shares, if different from that of the person who tendered such Common Shares. If the Common Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (or, in the case of Common Shares tendered by book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) with (except in the case of Common Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering holder of Common Shares) and the number of Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Common Shares. An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys -in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Common Shares of Beneficial Interest

of

The Korea Fund, Inc.

Previously Tendered

Pursuant to the Offer to Purchase Dated August 16, 2024

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME,

ON MONDAY, SEPTEMBER 16, 2024, UNLESS EXTENDED

This Notice of Withdrawal is Submitted to:

Equiniti Trust Company, LLC

By Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Equiniti Trust Company, LLC Operations Center P.O. Box 525 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	Equiniti Trust Company, LLC 55 Challenger Road, Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department

DESCRIPTION OF COMMON SHARES WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Direct Registration Account(s))	Common Shares Withdrawn** (Please check appropriate box below)
	1. 2.	All Partial	☐ ☐
Number of Common Shares Withdrawn:

*  Need not be completed by holders of Common Shares withdrawing by book-entry transfer.

**Unless otherwise indicated, it will be assumed that all Common Shares held in Direct Registration System, including any Common Shares held in the Fund’s distribution reinvestment plan (“DRIP”), are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of The Korea Fund, Inc., a Maryland corporation, in connection with its offer to purchase for cash up to 12.5% of its outstanding Common Shares and wish to withdraw some or all of the Common Shares tendered.

☐

CHECK HERE IF YOUR COMMON SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date:	, 2024

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Common Shares have been delivered to the Depositary)

[For use by financial institutions only. Place medallion guarantee in space below.]